EXHIBIT 99.1

Contact:

Kathleen O’Donnell
(781) 848-0749

Matritech Announces $12.55 Million Financing

Newton, Mass. (March 4, 2005) – Matritech (AMEX: MZT), a leading developer of proteomics-based diagnostic products, today announced that it has entered into an agreement providing for a $12.55 million private placement for the sale of 1,426,124 shares of its Series A Convertible Preferred Stock, each share of which is convertible into ten shares of common stock, and five-year Warrants to purchase 4,991,382 shares of common stock at an exercise price of $1.47 per share. The first portion of the placement, involving $5.9 million in proceeds and resulting in sale of 670,272 shares of its Series A Convertible Preferred Stock and all the warrants described above, has been closed. The second portion of the placement, for $6.65 million, is subject to stockholder approval.

Matritech’s net proceeds from the first closing are approximately $5.4 million after deducting the estimated expenses and commissions in connection with the transaction. Matritech has also issued five-year placement agents warrants to purchase 670,284 shares of common stock at a price of $1.47 per share (“Agent Warrants”). Matritech has agreed to file a registration statement with the Securities and Exchange Commission covering the resale from time to time of the shares of the common stock into which the Series A Convertible Preferred Stock is convertible and which may be issued upon exercise of the Warrants and the Agent Warrants.

The private placement triggered the anti-dilution provisions in the Company’s 7.5% Convertible Debentures due March 31, 2006 (the “Convertible Debentures”) and in the stock purchase warrants (the “March 2003 Warrants”) issued in connection with the Convertible Debentures financing. As a result, the Convertible Debentures are now convertible into an additional 869,623 shares of the Company’s common stock, and the March 2003 Warrants may now be exercised at an exercise price of $.88 per share.

Matritech intends to use the net proceeds from this private placement for research and development, working capital and general corporate purposes.

These securities have not been registered under the federal Securities Act of 1933 and unless so registered may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act. These securities were offered and sold only to accredited investors.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities. This press release is being issued in accordance with Rule 135c under the Securities Act.

About Matritech:

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, exclusively licensed from the Massachusetts Institute of Technology, which correlates levels of NMPs in body fluids to the presence of cancer. The Company has discovered other proteins associated with cervical, prostate, breast and colon cancer and is, with its own research staff and through strategic alliances, in various stages of research and development currently targeted to applications for breast, cervical and prostate cancer. More information about Matritech is available at www.matritech.com.

Statement Under the Private Securities Litigation Reform Act

Any forward-looking statements in this press release including those related to the Company’s expectations regarding its use of the proceeds from the financing, intent to file a registration statement, current and future products, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

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